EXHIBIT 99.1

EARNINGS RELEASE DATED FEBRUARY 18, 2004

SOURCECORP® REPORTS 2003 FOURTH QUARTER AND YEAR-END RESULTS

DALLAS, February 18, 2004 – SOURCECORP® (Nasdaq: SRCP), one of the nation’s leading providers of business process outsourcing solutions, today reported fully diluted earnings per share of $0.43 for the fourth quarter ended December 31, 2003. This represents a 13 percent increase over the same quarter in 2002. Sequentially, earnings per share improved 8% over the third quarter of 2003. Driven by stronger than expected project revenue from Legal Claims Administration, revenues for the fourth quarter of 2003 were $112 million, an 11 percent increase over the third quarter of 2003. Net income was $7.0 million, versus $6.7 million in Q4’02.

For the fiscal year ended December 31, 2003, SOURCECORP’s fully diluted earnings per share were $1.65, an increase of 4.4 percent over 2002 on slightly lower revenues. The current year fully diluted earnings per share benefited from our share repurchase program. During 2003, we acquired 1,306,979 shares at an average cost of $15.84 per share. Revenue for the full year was $424 million, versus $429 million in 2002.

“During the past year, we took steps to strengthen the Company’s strategic position by increasing our investment in high caliber sales and IT personnel, as well as technology. Even though we incurred these increased costs, we were still able to generate earnings per share of $1.65,” stated Ed H. Bowman, Jr., President and CEO of SOURCECORP. “Our sequential progress in revenue and earnings since Q2, 2003 demonstrates the improvements we are making, particularly in the fourth quarter, while absorbing the costs of the investments noted above.”

The Company closed sales during the fourth quarter of 2003 anticipated to produce total revenue of approximately $28 million. Total new business wins attained during 2003 were $133 million, slightly below 2002’s level of $139 million. Mr. Bowman commented, “We are focusing on growing our pipeline in size as well as quality, aiming for larger-sized accounts with multi-year terms. We expect to sign several sizable contracts during the first half of 2004.”

Summary of Financial Highlights

(in $ millions, except for earnings per share data)

(Unaudited)

	Q4 2003	Q3 2003		Q4 2002
		Amount	Change	Amount	Change
Revenue	$111.9	$100.9	11%	$112.8	-1%
Operating Income	12.6	11.5	10%	12.3	3%
Net Income	7.0	6.6	6%	6.7	5%
Diluted EPS	$0.43	$0.40	8%	$0.38	13%

For the full year 2003, operating cash flow was $62.3 million versus $67.8 million for 2002. Days Sales Outstanding decreased in sequential quarters by one day to 42 business days. Year over year, the improvement was also one business day. The Company’s debt to total capital ratio decreased from 23% at December 31, 2002 to 19% at December 31, 2003.

Company Financial Outlook

Looking ahead in 2004, we expect to see positive results from our investments in people and technology. We are anticipating full year revenues in the range of $435 to $450 million, and earnings per share in the range of $1.70 to $1.80.

ABOUT SOURCECORPTM

SOURCECORP, Incorporated is a leading provider of value-added business process outsourcing solutions to clients nationwide. SOURCECORP targets information intensive, technology oriented, application driven industry segments, such as healthcare, legal, financial services and government, leveraging its expertise and experience in business processes for these and other similar business profiles. Headquartered in Dallas, the Company employs approximately 9,000 people and operates in over 40 states, Washington D.C. and Mexico.

SOURCECORP is a component of both the S&P SmallCap 600 Index and the Russell 2000 Index. In June 2001, the Company was cited among the Top 100 Hot Growth Companies by BusinessWeek magazine. SOURCECORP has previously been recognized twice by Forbes magazine as one of the 200 Best Small Companies, based on return on equity, sales growth, and EPS growth, and by FORTUNE magazine as one of America’s 100 Fastest Growing Public Companies. For more information about SOURCECORP’s solutions, including case-study examples, visit the SOURCECORP website at www.srcp.com.

The statements in this press release, which are not historical fact, are forward-looking statements that involve risks and uncertainties, which could cause actual results to differ materially from such forward-looking statements. These forward-looking statements include, but are not limited to, any financial estimates and projections included in this press release and the Company disclaims any intention or obligation to update or revise such estimates or forecasts, except as required by law. The aforementioned risks and uncertainties include, but are not limited to, the risks of integrating our operating companies, of managing our growth, of the timing and magnitude of technological advances, of the occurrences of future events that could diminish our existing customers’ needs for our services, of a change in the degree to which companies continue to outsource business processes, as well as the risks detailed in SOURCECORP’s filings with the Securities and Exchange Commission, including without limitation, those detailed under the heading “Risk Factors” in the company’s most recent annual report on Form 10-K. SOURCECORP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise, except as required by law.

Contacts:	Barry Edwards, EVP & Chief Financial Officer: 214.740.6690
Bryan Hill, VP & Chief Accounting Officer: 214.740.6695

SOURCECORP®

Condensed Consolidated Statements of Operations

In Thousands (Except Earnings Per Share)

(Unaudited)

	Three Months Ended
	December 31, 2003	September 30, 2003
Total Revenue	$111,866	$100,926
Cost of Services	66,098	59,657
Depreciation	3,769	3,607

Gross Profit	41,999	37,662
SG&A	29,285	26,098
Amortization	89	89

Operating Income	12,625	11,475
Other expense, net	1,015	555

Income before income taxes	11,610	10,920
Provision for income taxes	4,644	4,368

Net Income	$6,966	$6,552

Weighted Avg. Shares
Basic	16,094	16,188
Diluted	16,298	16,355

Earnings Per Share
Basic	$0.43	$0.40

Diluted	$0.43	$0.40

SOURCECORP®

Condensed Consolidated Statements of Operations

In Thousands (Except Earnings Per Share)

(Unaudited)

	Three Months Ended December 31,
	2003	2002
Total Revenue	$111,866	$112,844
Cost of Services	66,098	69,183
Depreciation	3,769	3,612

Gross Profit	41,999	40,049
SG&A	29,285	27,669
Amortization	89	89

Operating Income	12,625	12,291
Other expense, net	1,015	1,547

Income before income taxes	11,610	10,744
Provision for income taxes	4,644	4,083

Net Income	$6,966	$6,661

Weighted Avg. Shares
Basic	16,094	17,378
Diluted	16,298	17,373

Earnings Per Share
Basic	$0.43	$0.38

Diluted	$0.43	$0.38

SOURCECORP®

Condensed Consolidated Statements of Operations

In Thousands (Except Earnings Per Share)

(Unaudited)

	Year Ended December 31,
	2003	2002
Total Revenue	$424,087	$429,380
Cost of Services	251,914	259,399
Depreciation	14,379	14,284

Gross Profit	157,794	155,697
SG&A	108,295	103,851
Amortization	355	356

Operating Income	49,144	51,490
Other expense, net	3,555	6,599

Income before income taxes	45,589	44,891
Provision for income taxes	18,236	17,059

Net Income	$27,353	$27,832

Weighted Avg. Shares
Basic	16,452	17,334
Diluted	16,565	17,609

Earnings Per Share
Basic	$1.66	$1.61

Diluted	$1.65	$1.58

SOURCECORP®

CONDENSED CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	December 31, 2003	December 31, 2002
ASSETS

CURRENT ASSETS
Cash	$2,097	$3,217
Accounts receivable (net)	73,566	78,834
Deferred tax asset	6,072	9,012
Other current	7,111	6,247

Total current assets	88,846	97,310

Property, plant & equipment (net)	42,825	40,575
Goodwill and other intangibles (net)	328,036	321,340
Other noncurrent	10,566	8,382

Total Assets	$470,273	$467,607

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$57,477	$58,029
Current maturities of long-term obligations	209	113
Income taxes payable	2,186	180

Total current liabilities	59,872	58,322

Long-term debt	73,390	89,640
Deferred taxes and other long-term liabilities	25,923	16,969

Total Liabilities	159,185	164,931

STOCKHOLDERS’ EQUITY
Common stock	162	175
Additional paid-in-capital	194,999	206,843
Deferred compensation	(2,327)	0
Other comprehensive loss	0	(329)
Retained earnings	119,236	96,969

	312,070	303,658
Less: Treasury stock	(982)	(982)

Total Stockholders’ Equity	311,088	302,676

Total Liabilities and Stockholders’ Equity	$470,273	$467,607

SOURCECORP®

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Year Ended December 31,
	2003	2002
Net Income	$27,353	$27,832
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	14,734	14,640
Deferred tax provision	9,345	10,633
Compensation expense on restricted stock grants	623	0
Loss on sale of property, plant and equipment	213	243
Changes in working capital	10,056	14,425

Net cash provided by operating activities	62,324	67,773
Net cash used for investing activities	(26,519)	(44,720)
Net cash used for financing activities	(36,925)	(27,018)

Net decrease in cash and cash equivalents	(1,120)	(3,965)
Cash and cash equivalents, beginning of period	3,217	7,182

Cash and cash equivalents, end of period	$2,097	$3,217